Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is dated as of November 28, 2014, by and among Daniel R. Lee, Bradley M. Tirpak and Craig W. Thomas (the foregoing individuals being collectively referred to as the “Concerned Shareholders”) and Full House Resorts, Inc., a Delaware corporation (the “Company”).

WHEREAS, on October 28, 2014, members of the Concerned Shareholders filed with the Securities and Exchange Commission (the “SEC”) and mailed to the stockholders of the Company a definitive consent solicitation statement (the “Solicitation Statement”) seeking to call a special meeting of the Company’s stockholders for the purpose, among other things, of electing Daniel R. Lee, Bradley M. Tirpak, Ellis Landau, Ray Hemmig and W.H. Baird Garrett (collectively, the “Concerned Shareholders’ Candidates”) to the Board of Directors of the Company (the “Board”) and amending the Amended and Restated By-Laws of the Company (as may be amended from time to time, the “Bylaws”) (the “Solicitation”);

WHEREAS, the Concerned Shareholders have expressed their intention to solicit votes for the election of the Concerned Shareholders’ Candidates by means of a definitive proxy statement and proxy card (the “Potential Proxy Contest”);

WHEREAS, on November 4, 2014, Craig W. Thomas made a demand to the Company to inspect certain books, records and documents of the Company pursuant to Section 220 of the Delaware General Corporation Law (the “Section 220 Demand”); and

WHEREAS, the Company and the Concerned Shareholders have determined that the interests of the Company and its stockholders would be best served at this time by, among other things, amicably resolving the Solicitation, the Potential Proxy Contest and the Section 220 Demand and the substantial expense and disruption that will continue to result therefrom, without any admission of liability by any party or by any officer or director of the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Board Size and Management.

(a)           Effective as of the date hereof, the Company has entered into a Separation Agreement with each of Andre M. Hilliou and Mark J. Miller (collectively, the “Former Officers”), providing for, among other things, the termination of employment of each Former Officer and the resignation of each Former Officer from the Company’s Board, in substantially the forms attached hereto as Exhibits A-1 and A-2, respectively.

(b)           Effective as of the date hereof, the Company has entered into an Employment Agreement with Daniel R. Lee, providing for, among other things, the terms of Daniel R. Lee’s employment with the Company, in substantially the form attached hereto as Exhibit B.

(c)           Effective as of the date hereof, the Board has (i) increased the size of the Board to nine (9) directors and (ii) appointed W.H. Baird Garret, Raymond Hemmig, Ellis Landau, Daniel R. Lee, Bradley M. Tirpak and Craig W. Thomas (the “Concerned Shareholders’ Nominees”) to the Board.  The Company agrees to nominate each of Kenneth R. Adams, Carl G. Braunlich, Kathleen Marshall and each of the six Concerned Shareholders’ Nominees (collectively, the “2015 Nominees”) for election at the Company’s 2015 annual meeting of stockholders (the “2015 Annual Meeting”) and recommend that the stockholders of the Company vote to elect the 2015 Nominees as directors at the 2015 Annual Meeting.  The Company and each of the Concerned Shareholders’ Nominees shall make all necessary filings required in connection with the election of the Concerned Shareholders’ Nominees with any governmental or regulatory authority that has, or may have, jurisdiction over the Company.

(d)           At the 2015 Annual Meeting, each member of the Concerned Shareholders agrees to vote all shares of stock beneficially owned by such member and its Affiliates in person or by proxy in favor of the election of the 2015 Nominees.

2.             Solicitation and Section 220 Demand Withdrawal; Potential Proxy Contest; Nominee Information.

(a)           The Concerned Shareholders shall cease and discontinue, directly or indirectly, any and all efforts with respect to the Solicitation and the Potential Proxy Contest.

(b)           Craig W. Thomas hereby withdraws the Section 220 Demand dated November 4, 2014, which withdrawal shall be irrevocable.  Craig W. Thomas and the Concerned Shareholders shall cease, directly or indirectly, any and all efforts with respect to such Section 220 Demand.

(c)           The Concerned Shareholders shall promptly provide to the Company any information regarding any of the Concerned Shareholders’ Nominees reasonably requested by the Company that is required for inclusion in any of the Company’s filings with the SEC or any other governmental or regulatory authority that has, or may have, jurisdiction over the Company.

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3.             Additional Agreements.

(a)           Standstill Agreement.  For a period commencing on the date hereof and ending upon the Standstill Termination Date, and subject to any rights granted to the Concerned Shareholders in this Agreement, each member of the Concerned Shareholders shall not, and shall cause each of its Affiliates, Associates and representatives acting on such member’s behalf or on behalf of other persons acting in concert with such member in any manner, either directly or indirectly, not to, without the prior written consent of the majority of the Disinterested Directors:

(i)            collectively acquire or seek to acquire more than twenty percent (20%) of the then outstanding voting securities of the Company (aggregating the acquisitions of all such persons); provided, however, that any equity-based compensation awarded to any member of the Concerned Shareholders by the Board shall be excluded from the limits of this Section 3(a)(i);

(ii)           solicit proxies (or written consents), become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act or join in or participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) soliciting proxies (or written consents) in each case with respect to any voting securities of the Company in opposition to the recommendation or proposal of the Board with respect to (A) the election of directors to the Board, (B) any Section 14a-8 stockholder proposals to be voted on at an annual or special meeting of stockholders, or (C) the amendment of any provision of the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time, the “Charter”) or Bylaws;

(iii)          seek to call, or to request the call of, a special meeting of the Company’s stockholders, or make a request for a list of the Company’s stockholders or for any books and records of the Company;

(iv)          nominate persons for election to, or seek to remove any person from, the Board or propose any other business at any annual or special meeting of stockholders, or solicit written consents to take any action pursuant to the Charter or the Bylaws;

(v)           directly or indirectly seek, initiate, join in, propose or make any public statement with respect to, or solicit, negotiate with, or provide any information to any person with respect to, any merger, consolidation, tender or exchange offer, purchase, sale or transfer of assets or securities, dissolution, liquidation, reorganization, change in structure and composition of the Board, change in the executive officers of the Company, change in capital structure, recapitalization, dividend, share repurchase or other business combination involving the Company, its subsidiaries or its business (each, an “Extraordinary Transaction”);

(vi)          acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any material portion of the assets or business of the Company or any rights or options to acquire any such assets or business from any person;

(vii)         commence, encourage or support any derivative action in the name of the Company or any class action or other litigation against the Company with respect to any facts or events occurring or arising prior to the date hereof or relating to any potential strategic transactions pursued by the Company; or

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(viii)        take any action to (A) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in such matter in any of the activities set forth in Sections 3(a)(i)-(vii) of this Agreement, (B) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in Sections 3(a)(i)-(vii) of this Agreement, (C) enter into any discussions or arrangements with any third party with respect to any of the foregoing, (D) waive, modify or amend any provision of this Section 3(b) or (E) take any action challenging the validity or enforceability of any provisions of this Section 3.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict any member of the Concerned Shareholders or any Concerned Shareholders’ Nominee from: (A) exercising his rights and fiduciary duties as a director of the Company, nor will this Agreement be deemed to restrict any action of any Concerned Shareholders’ Nominee after the date hereof in his capacity as a director of the Company, (B) voting all of his voting securities of the Company in his discretion, (C) communicating privately with the Board or any of the Company’s officers regarding any matter, or (D) making any public statement or announcement with respect to an Extraordinary Transaction proposed by the Company that requires a vote of the stockholders and that is publicly announced by the Company after the date of this Agreement.

(b)           Expenses.  Concurrently with the execution of this Agreement, pursuant to wire instructions provided to the Company prior to the date hereof along with copies of invoices and a certification that the rates charged represent standard rates without premium, the Company shall reimburse the Concerned Shareholders and its service providers for their actual out-of-pocket expenses incurred in connection with, and related to, the Solicitation, the Potential Proxy Contest and Section 220 Demand; provided, however, that such reimbursement shall not exceed $215,000 in the aggregate.  Except as otherwise provided in this section, all attorneys’ fees, costs and expenses incurred by each of the parties hereto shall be borne by such party.

(c)           As used in this Agreement:

(i)           the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(ii)          the term “Disinterested Directors” shall mean the directors serving on the Board other than the Concerned Shareholders’ Nominees;

(iii)         the term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; and

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(iv)         the term “Standstill Termination Date” shall mean the earlier of (A) the date that is the conclusion of the Company’s 2016 annual meeting of stockholders or (B) 14 days after the Company receives notice from the Concerned Shareholders of a material breach by the Company of any obligation under this Agreement which has not been cured, provided, however, if such material breach cannot be cured, the date on which the Company receives such notice.

4.             Concerned Shareholders Release.  Except for the obligations of the Company and its Board pursuant to this Agreement, each member of the Concerned Shareholders, each for themselves and for their respective family members, predecessors, heirs, personal representatives, successors and assigns, hereby fully, forever, irrevocably and unconditionally remise and release the Company and (a) any subsidiary, related and affiliated companies, (b) its predecessors, successors and assigns and (c) its current and past officers and directors, including but not limited to Kenneth R. Adams, Carl G. Braunlich, Andre M. Hilliou, Kathleen Marshall and Mark J. Miller (the “Current Company Directors”), agents and employees (the Company and the persons and entities included in subparagraphs (a) (b) and (c) are hereinafter referred to jointly and severally as the “Company Released Parties”) of and from any and all claims, complaints, causes of action, suits, damages, costs, attorneys’ fees, charges, liabilities and obligations of any kind, nature or description whatsoever, which any of them ever had, now have or hereafter can, shall or may have, against the Company Released Parties, whether now known or unknown, in law or in equity, in contract or in tort, pursuant to statute or otherwise, and whether asserted or unasserted and liquidated or unliquidated, arising out of, based upon or related to: (i) any and all press releases, website releases, public statements or other solicitations or communications made by the Company Released Parties between October 9, 2014 and the present; (ii) the amendment to the Company’s Bylaws and other actions of the Company Released Parties taken relating to the Solicitation, the Potential Proxy Contest or the Section 220 Demand; (iii) the scheduling of the 2015 Annual Meeting; and (iv) any other action taken or not taken by the Company Released Parties occurring from the beginning of time to the present; provided, however, that this release shall not prohibit the Concerned Shareholders’ receipt of proceeds in any class action lawsuit initiated by a person unaffiliated with the Concerned Shareholders on the same basis as the Company’s other non-initiating stockholders within such class.

5.             Company Release.  Except for the obligations of the Concerned Shareholders pursuant to this Agreement, the Company Released Parties and the Company, for itself and for (a) its subsidiaries, related and affiliated companies, (b) its predecessors, successors and assigns and (c) its current and past officers and directors, including but not limited to the Current Company Directors, agents and employees, and, in each case hereby fully, forever, irrevocably and unconditionally remise and release the Concerned Shareholders and their respective family members, predecessors, heirs, agents, personal representatives, successors and assigns and the other Concerned Shareholders’ Nominees (collectively referred to hereinafter jointly and severally as the “Concerned Shareholders’ Released Parties”) of and from any and all claims, complaints, causes of action, suits, damages, costs, attorneys’ fees, charges, liabilities and obligations of any kind, nature or description whatsoever, which any of them ever had, now have or hereafter can, shall or may have, against the Concerned Shareholders’ Released Parties, whether now known or unknown, in law or in equity, in contract or in tort, pursuant to statute or otherwise, and whether asserted or unasserted and liquidated or unliquidated, arising out of, based upon or related to: (i) any and all press releases, website releases, public statements or other solicitations or communications made by the Concerned Shareholders’ Released Parties between October 9, 2014 and the present; (ii) any actions of the Concerned Shareholders’ Released Parties relating to the Solicitation, the Potential Proxy Contest or the Section 220 Demand; and (iii) any other action taken or not taken by the Concerned Shareholders’ Released Parties occurring from the beginning of time to the present.

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6.             Representations, Warranties and Covenants.

(a)           The members of the Concerned Shareholders represent, warrant and covenant, each as to himself, as follows:

(i)           Each member of the Concerned Shareholders has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(ii)           This Agreement has been duly and validly authorized, executed and delivered by each member of the Concerned Shareholders, constitutes a valid and binding obligation and agreement of each such member and is enforceable against each such member in accordance with its terms.

(iii)           The execution by each member of the Concerned Shareholders of this Agreement and the performance by each member of the Concerned Shareholders’ obligations hereunder does not and will not violate any law, any order of any court or other agency of government; provided, however, that any failure to satisfy the gaming regulatory requirements applicable to the Company with respect to the appointment of any Concerned Shareholders’ Nominee pursuant to this Agreement shall not be deemed a breach of this Section 6(a)(iii); provided, further, that it is understood that in no event shall the effect of any reimbursement payment or severance or other payments arising out of this Agreement or the Separation Agreements between the Company and the Former Officers be deemed to be a breach of this representation and warranty.

(b)           The Company hereby represents, warrants and covenants as follows:

(i)           The Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(ii)          This Agreement has been duly and validly authorized, executed and delivered by the Company, does not require the approval of the stockholders of the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

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(iii)         The Company’s execution of this Agreement and the performance by the Company of its obligations hereunder does not and will not violate any law, any order of any court or other agency of government, the Charter or the Bylaws; provided, however, that any failure to satisfy the gaming regulatory requirements applicable to the Company with respect to the appointment of any Concerned Shareholders’ Nominee pursuant to this Agreement shall not be deemed a breach of this Section 6(b)(iii).  The Company covenants and agrees to use, and to cause its officers, directors and advisors to use, their best efforts to assist the Concerned Shareholders’ Nominees to become licensed by the applicable gaming regulatory agencies to the extent necessary or advisable.

7.             Specific Performance.  Each of the members of the Concerned Shareholders, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto could occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that such injury may not be adequately compensable in damages.  It is accordingly agreed that the members of the Concerned Shareholders, on the one hand, and the Company, on the other hand, shall each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity, and each party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy.  In the event any party brings an action to enforce any of the terms of this Agreement, such action shall only be brought in the United States District Court for the District of Nevada.

8.             Press Release and Other Public Disclosures.

(a)           Promptly following the execution and delivery of this Agreement, the Company and the Concerned Shareholders shall issue a joint press release, in such form as approved by the Company and the Concerned Shareholders (the “Press Release”) and the Company shall file a Current Report on Form 8-K with the SEC disclosing and attaching as exhibits this Agreement and the Press Release, each in the form attached hereto as Exhibit C.  None of the parties hereto will make any public statements or issue any press release (including in any filings with the SEC or any other regulatory or governmental agency, including any stock exchange) concerning or relating to this Agreement, the Solicitation, the Potential Proxy Contest or the Section 220 Demand other than the statements in the Press Release and the Form 8-K without (a) in the case of the Company, the prior written approval of a member of the Concerned Shareholders, not to be unreasonably withheld, and (b) in the case of the Concerned Shareholders, the prior written approval of the Company, not to be unreasonably withheld.  From the date hereof to the date 90 days from the date hereof, no member of the Concerned Shareholders will make any public statement or issue any press release, as a member of or on behalf of the Concerned Shareholders, concerning or relating to any action or decision taken or made or not taken or made by the Company or the Board.

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(b)           The foregoing shall not prevent the making of any factual statement in any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought, applicable listing requirements or otherwise legally required; provided, however, that the party from which such information is compelled shall provide the other party with prior written notice if feasible of the making of such compelled disclosure promptly so that such other party may seek a protective order or other remedy and/or waive compliance with the provisions of this Agreement. If such protective order or other remedy is denied, and such party or any of its representatives are nonetheless legally compelled to disclose such information, such party or its representative, as the case may be, will furnish only that portion of such information that is legally required, in the advice of counsel, and will exercise best efforts to obtain assurances that confidential treatment will be accorded to such information.

9.             Mutual Non-Disparagement.  Each of the Company, the Company Released Parties and the Concerned Shareholders covenant and agree that for a period of two years, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers or directors, shall in any way, directly or indirectly, alone or in concert with others, cause, express or cause to be expressed in a public manner, orally or in writing, any remarks, statements, comments or criticisms that disparage, call into disrepute, defame, slander or which can reasonably be construed to be defamatory or slanderous to the other parties or such other parties’ subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a party or a parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a party or a parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their products or services or the Concerned Shareholders’ Nominees.

10.           No Waiver.  Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

11.           Successors and Assigns.  All the terms and provisions of this Agreement shall inure to the benefit of, and shall be enforceable by and binding upon, the successors and permitted assigns of each of the parties hereto.  No party may assign either this Agreement or any of its rights, interest or obligations hereunder without the prior written approval of the other parties.

12.           Entire Agreement; Amendments; Interpretation and Construction.  This Agreement, including the Exhibits hereto, contains the entire understanding of the parties with respect to the subject matter hereof.  There are no restrictions, agreements, promises, representations, warranties, covenants or other undertakings other than those expressly set forth in this Agreement.  This Agreement may be amended only by a written instrument duly executed by the Company and the Concerned Shareholders or their respective heirs, personal representatives, successors or assigns.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of such counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

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13.           Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.           Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Full House Resorts, Inc.
4670 S. Fort Apache Road, Suite 190
Las Vegas, Nevada 89147
Attn:  General Counsel

with a copy to:

Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, CA 90071
Attn:  Steven B. Stokdyk

If to the Concerned Shareholders (or any member thereof):

Shareholder Advocates for Value Enhancement
c/o Craig W. Thomas
2100 Crescent Avenue, Suite 100
Charlotte, North Carolina 28207
Attn:  Craig W. Thomas

with a copy to:

Schulte, Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attn:  David E. Rosewater

in each case, or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth in this section.

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15.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof.

16.           Counterparts.  This Agreement may be executed in counterparts and by facsimile or e-mail in portable documents format (.pdf), each of which shall be an original, but all of which together shall constitute one and the same Agreement.

17.           Severability.  If any provision or clause of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, such provision or clause shall be deemed amended to conform to applicable laws so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties, such provision shall be stricken, and the remaining provisions hereof will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby so long as the transactions contemplated hereby are not affected in any manner materially adverse to any party.

18.           No Third Party Beneficiaries.  Except for the Company Released Parties and the Concerned Shareholders’ Released Parties pursuant to Sections 4 and 5 of this Agreement, this Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns and is not enforceable by any other person.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

FULL HOUSE RESORTS, INC.

By:	/s/ Carl Braunlich
Name: Carl Braunlich
Title: Director

[Signature Page to Settlement Agreement]

By:	/s/ Daniel R. Lee
Name: Daniel R. Lee

By:	/s/ Bradley M. Tirpak
Name: Bradley M. Tirpak

By:	/s/ Craig W. Thomas
Name: Craig W. Thomas

[Signature Page to Settlement Agreement]

Exhibit A-1

Separation Agreement of Andre M. Hilliou

Exhibit A-2

Separation Agreement of Mark J. Miller

Exhibit B

Employment Agreement of Daniel R. Lee

Exhibit C

Joint Press Release
and Form 8-K